                             Management Presentation
                   Unitrin, Inc. Annual Shareholders' Meeting
                                   May 1, 2002

(Slide 1) - Richard C. Vie, Chairman of the Board and Chief Executive Officer speaking:

As is customary, I would like to introduce to you the other Executive Officers of Unitrin and the Company Presidents who are with us today. Will each of you please stand as you are introduced?

SCOTT RENWICK     Senior Vice President, General Counsel and Secretary of
                  Unitrin

DAVE BENGSTON     Vice-President of Unitrin

ED KONAR          Vice-President of Unitrin

RICH ROESKE       Vice-President of Unitrin and Chief Accounting Officer

JOHN BOSCHELLI    Treasurer of Unitrin

JIM SCHULTE       President of Multi Lines Insurance

DON ROYSTER       President of Career Agency Companies.

FRED REICHELT     President of Fireside Thrift Co.

CHUCK WOOD        Group Executive, Unitrin Direct and Reserve National

Thank You

(Slide 2)

2001 was a year highlighted by the continued realization of the success of our long-term investment strategy and solid performance by our Life and Health Insurance and Consumer Finance businesses. However, our bottom line results were adversely impacted by poor results in our property and casualty insurance businesses due to rising loss cost trends, unfavorable loss reserve development from prior accident years and the lingering effects of a soft property and casualty market. We are committed to returning these businesses to profitability and expect improvement this year. We remain confident that our strategic business decisions have positioned your Company for future growth by enhancing shareholder value through our core operations, dividend policy, repurchase program, as well as our long term investment strategy.

(Slide 3)

It has long been Unitrin's philosophy and our overarching business strategy to generate long-term profitable growth and create shareholder value. We seek to enhance profitability by pursuing new business development while remaining focused on expense containment and a prudent investment philosophy.

We continually review our core businesses by evaluating new markets, products, pricing strategies, distribution channels and our technological capabilities. We look for opportunities to grow your company not only internally, but also through strategic acquisitions of complementary businesses, including our recently announced acquisition of Kemper's personal lines insurance business. With the addition of Kemper's personal lines insurance business, we will more than double our personal lines premiums and become one of the top 25 largest personal lines insurance groups in the United States.

The skilled and experienced people we rely on to distribute our products -- our independent agents, career agents, and consumer loan representatives are essential to our business strategy. And we look forward to Kemper's independent agents joining our family of business partners. While we continue to look to leverage technology and gain from the benefits of electronic commerce, we recognize that nothing replaces the power of one-to-one relationships delivered by Unitrin's associates and business partners.

(Slide 4)

We also believe that a prudent dividend policy can enhance Shareholder Value.

We announced in February that we were increasing our quarterly dividend to 41 1/2 cents per common share or $1.66 per year, an increase of three and three quarters percent.

Our quarterly dividend has increased in each of the years since Unitrin became an independent public company.

To date we have distributed nearly $1.2 Billion to Unitrin shareholders. $965 million of this total has been paid out in cash dividends.

In addition, last fall we distributed to Unitrin shareholders all of our holdings of Curtiss-Wright in a tax-free transaction valued at nearly $200 million or approximately $2.91 per Unitrin share.

Obviously, no responsible public company can give assurances about future dividends, but I can say that the Unitrin Board is very well aware of the importance of our dividend policy.

(Slide 5)

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Our initial common stock repurchase program in 1990 was founded on the belief that repurchasing the Company's common stock in the open market can be a very good investment. The Company's board has authorized stock repurchases on 7 occasions. Under existing board authorizations 3 million 871 thousand shares remain available for repurchase.

For those shareholders that wish to sell their shares at current market prices, our repurchase program has increased liquidity in the market place. We also believe that reducing the number of outstanding shares has benefited those shareholders that have maintained their investment in Unitrin common stock. Over the years, our repurchase program has also had a positive impact on earnings per share.

From the time we initiated the repurchase program, at a cost of over $1 billion 400 million and an average repurchase price of $26.52 per share, we have repurchased nearly half of the shares that were outstanding when we first became a public company.

(Slide 6)

During the past year we completed significant transactions involving two of our investee companies -- Litton Industries and Curtiss-Wright.

Eric Draut will provide details on these transactions during his remarks. We believe that these transactions involving our investees are consistent with our goal of enhancing shareholder value while allowing our senior management to focus on our core insurance and consumer finance operations.

(Slide 7)

May 24, 2001 marks the day Unitrin made the move to the Big Board of the New York Stock Exchange opening trade under its new ticker symbol UTR. The move reflects the maturity and solidity that our company has achieved. Based on our average daily volume, we determined that the single point of sale structure of the New York Stock Exchange would provide greater liquidity and less intra-day volatility for our shareholders. Since the move, we have generally noticed a stabilization of Unitrin's stock price throughout the day.

(Slide 8)

Much has transpired since we made our journey to New York City less than a year ago for the opening bell ceremonies, most notably the tragic events of September 11 only a few blocks from the New York Stock Exchange. The terrorist events of September 11 have impacted all of us in so many ways. While we can never make up for the loss of so many lives or undo the suffering of so many others, in the aftermath we are heartened by the response and support of so many people, companies and organizations. Unitrin was no exception and promptly created a program to match charitable contributions from our associates. Nearly 1,300 associates participated in our program raising over $250 thousand for those in need. To thank our associates for their generosity we are displaying this poster in all of our company locations. It will also serve as a constant reminder of the vital role we play in and our commitment to delivering peace of mind.

(Slide 9)

Now I would like to introduce Eric Draut, our Chief Financial Officer, who will review the results for last year and this year's first quarter and discuss the Litton and Curtiss-Wright transactions in further detail. Thank you. Eric --

(Slide 10) Eric Draut, Executive Vice President and Chief Financial Officer speaking:

Thank you Dick. Today I am going to briefly discuss Unitrin's results for 2001 and the first quarter of 2002. I will also review Unitrin's investments and significant investment transactions, including the Northrop-Litton transaction and the spin-off of Curtiss-Wright.

(Slide 11)

This first slide breaks our top line revenue out into four categories.

As you can see, insurance premiums were up $120 million in 2001. Premiums in the Specialty Lines Insurance segment increased by $130 million while premiums in the Multi Lines Insurance segment increased by $21 million. A sizeable portion of the Specialty Lines increase was due to higher volume, while both segments also experienced increases due to higher premium rates. Our Life and Health Insurance segment premiums decreased by $42 million due primarily to the July 2000 sale of The Pyramid Life Insurance Company. Premiums from Unitrin Direct in 2001, its first year of active sales operations, account for the balance of increase in premium.

Consumer Finance revenues were up $17 million due to a higher level of loans outstanding.

Net investment income increased by $16 million due to both a higher level of investments and higher yields on investments, partially due to dividends from our investments in Northrop common and preferred stock.

Net Gains from Sales of Investments were $568 million in 2001 and $140 million in 2000. Net Gains from Sales of Investments in 2001 includes a pre-tax gain of $562.1 million from the Northrop-Litton transaction. Net Gains from Sales of Investments in both years include gains from the sales of a portion of the Company's investment in Baker Hughes.

(Slide 12)

Net Income from Operations in 2000 included an after-tax charge of $32 million for the Company's estimate to settle certain legal matters and an after-tax charge of $8 million to write-off certain internal use software. Excluding the effects of these charges, Net Income from Operations decreased by $59 million in 2001, compared to 2000 due primarily to lower results in the Company's insurance segments, partially offset by higher dividends from corporate investments and higher results in the Consumer Finance segment.

In 2000, we recorded an after-tax loss of $61 million to reduce the carrying value of our investment in UNOVA to its then estimated realizable value. Excluding the effects of this charge, Net Income from Investees decreased $25 million in 2001 compared to 2000 due primarily to April 2001 Northrop-Litton transaction, partially offset by improved results for Curtiss-Wright.

Net Income from Sales of Investments in 2001 includes an after-tax gain of $362 million from the Northrop-Litton transaction. Net Income from Sales of Investments in 2001

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included a net gain of $8 million from sales of a portion of our investment in
Baker Hughes, compared to a net gain of $93 million from sales of Baker Hughes in 2000.

(Slide 13)

This next slide presents results on a per share basis.

Net Income Per Share was $5.64 in 2001 compared to $1.32 in 2000. Net Income from operations decreased by $0.28 per share while Net Income from Investees increased by a total of 52 cents. Net Income from Sales of Investments increased by $4.08 per share.

(Slide 14)

Now I would like to review the Company's first quarter results.

(Slide 15)

Insurance premiums were $416 million in the first quarter of 2002, an increase of $46 million from the same period in 2001, due primarily to a $30 million increase in premiums in the Specialty Lines Insurance segment. Additionally premiums in the Multi Lines Insurance segment and Unitrin Direct increased by $7 million and $6 million, respectively, compared to the same period in 2001.

Consumer Finance revenues were up slightly on a higher level of loans outstanding.

Net Investment Income for the first quarter of 2002 decreased by $1 million, due primarily to lower yields on investments, partially offset by dividends from Northrop common stock and higher levels of investments.

Sales of investments were minimal in the first quarter of both years.

(Slide 16)

Net Income from Operations for the first quarter of 2002 was $12 million compared to $11 million in the first quarter of 2001. In the first quarter of 2002, we posted improved results in our Specialty Lines Insurance segment and higher dividend income from Corporate Investments. The impact of adopting SFAS 142 "Goodwill and Other Intangible Assets" had a positive impact of $2 million in the first quarter of 2002. The Company no longer is required to amortize goodwill under the new accounting standard. These improvements were partially offset by lower results in the Multi Lines Insurance segment.

Net Income from Investees decreased by $8 million for the first quarter of 2002. The first quarter of 2001 included our share of results from our former investee, Litton and Curtiss-Wright. Our share of the results for our remaining investee, UNOVA, was a loss

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of $3 million in the first quarter of 2002, which was an improvement of $4 million compared to the first quarter last year.

(Slide 17)

Net Income Per Share was 14 cents for the first quarter of 2002 compared to 25 cents for the same period last year. Net Income from operations increased by 2 cents per share while Net Income from Investees declined by 12 cents per share. Net Income from Sales of Investments was a penny in 2002 compared to 2 cents for the first quarter of 2001.

(Slide 18)

Now I'd like to review Unitrin's investment portfolio.

(Slide 19)

This next slide shows Unitrin's Investment Portfolio at the end of 2001. As you can see, the market value of our portfolio was $5.1 billion. 57% of our investments are fixed maturities. The vast majority of our fixed maturity investments are investment grade securities.

Our Corporate Investments make up 23% of our investment portfolio. We consider the management of these particular investments to be a corporate responsibility, so results for our operating segments do not include investment results from these investments. Now, I would like to take a few minutes to provide more detail about these investments.

(Slide 20)

Our investments in Northrop common stock and preferred stock were made in connection with Northrop Grumman Corporation's acquisition of our former investee, Litton. A little over a year ago, we tendered our 12.7 million shares of Litton Common stock in exchange for 7.7 million shares of Northrop Grumman Corporation common stock, 1.8 million shares of Northrop Preferred stock and $175 million in cash. We received a total of 1 billion 14 million dollars in Northrop Securities and cash as a result of this transaction.

Based upon the carrying value of Unitrin's investment in Litton at March 31, 2001 we recorded an after tax gain of $362 million or $5.37 per share in the second quarter of 2001. Unitrin's ownership percentage in the combined company is less than 20%, and accordingly, we do not use the equity method of accounting for our Northrop investments.

(Slide 21)

Now let's take a quick look at what has happened to our Northrop investments in just over a year's time. At acquisition our Northrop investments had a combined value of $839 million. Today they have grown to over $1.1 billion, an increase of $330 million or over 39%.

(Slide 22)

In November of 2000, Unitrin entered into an agreement with Curtiss-Wright Corporation providing for the spin-off of Unitrin's equity ownership of Curtiss-Wright. Unitrin owned approximately 44% of Curtiss-Wright's outstanding common stock at the time. The spin-off was structured as a tax-free distribution to Unitrin's shareholders.

On the ex-distribution date, the Curtiss-Wright shares that were distributed had a value of approximately $196 million or $2.91 dollars per share of Unitrin common stock. Unitrin shareholders received approximately 6.5 shares of Curtiss-Wright common stock for every 100 shares of Unitrin common stock owned.

Based on yesterday's closing price for Curtiss-Wright, the transaction is worth nearly $330 million or $4.89 per Unitrin share, an appreciation in excess of 65% since the spin-off last fall.

(Slide 23)

In September of the year 2000, the market value of our investment in UNOVA declined below our carrying value and we had to write-down our investment by $94 million to UNOVA's then current realizable value. Since September 2000, UNOVA's market value has partially recovered and now exceeds our carrying value by $42 million. However, under generally accepted accounting rules, we are not permitted to write-up our investment.

(Slide 24)

Unitrin exchanged its investment in Western Atlas for Baker Hughes common stock upon the merger of Western Atlas into Baker Hughes in 1998. That transaction resulted in Unitrin receiving approximately 34 million shares of Baker Hughes common stock. Since receiving the Baker Hughes shares, we have sold approximately 31 million shares, which resulted in net proceeds after-tax of $610 million. At the end of March we owned approximately 3 million shares with a market value of approximately $113 million.

(Slide 25)

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That concludes my prepared remarks. Now I would like to introduce Fred Reichelt,
President of our Consumer Finance Business.

(Slide 26)

Good Morning

In the next few minutes I will give you an overview of Fireside Thrift and its results for the year 2001 and the first quarter of 2002.

Since we are the only non-insurance company within Unitrin, let me start out with a very brief reminder of the business we are in.

(Slide 27)

We are a bank chartered in the state of California regulated by the California Banking Department. However, since our deposits are insured by the FDIC, they also regulate and audit us annually.

Fireside, like most of Unitrin's subsidiaries, has a long history. We began business in 1950 as a small loan company in a suburb of San Francisco.

We grew first in California, where we currently have 32 full service branches that take deposits and make loans. These offices are concentrated in the Los Angeles and San Francisco metropolitan areas, but we also have offices in the major cities in the Central Valley of California.

In 1996 we opened an office in Phoenix to make loans throughout Arizona, and in subsequent years we have opened offices in Portland, Seattle and last year in Denver.

Although earlier in our history we made loans for a variety of purposes, for the last ten years we have only made automobile loans.

Our loans are funded through FDIC insured savings accounts and certificates of deposit with terms ranging from 3 months to five years.

(Slide 28)

The last ten years have been very profitable for Fireside, which grew its outstanding loans steadily at an average compound rate of 6%.

This growth in loans outstanding has provided us with a compound growth rate in earnings of 11% and a return on equity over that period of 16%. At year end, we had a portfolio of 758 million dollars in loans outstanding, which has grown to 780 million dollars at the end of the first quarter of 2002.

These loans were made to over 140,000 consumers at initial balances of just under $10,000 on average and the loans were funded by 15,000 saving accounts and certificates of deposit.

(Slide 29)

The year 2001 was another record breaking year for Fireside, setting new records in volume of loans made, loans outstanding, and most important, net income.

Gross income rose to 159 million dollars in 2001, a 12% increase over 2000, primarily due to an 8% increase in loans outstanding.

Interest expense grew by 11% as we grew our outstanding thrift to fund the growth in loans.

Likewise, we increased our provision for loan losses.

Other expenses rose by 10% reflecting a strengthening of our collection effort in light of an uncertain economic outlook.

This provided us with an increase in pretax income of 23% to 32 million dollars and an increase in net income of 23% to 18.5 million dollars.

Which in turn increased our return on equity in 2001 to 15.1%.

(Slide 30)

As can be seen on this slide, we have had four years of significant increases in net income with 2001 being the highest in the company's history.

Now I'd like to discuss the three main drivers of our business and how they impacted 2001--new business volume, delinquency and charge off, and the cost of deposits.

(Slide 31)

2001 provided an uncharacteristic year for us in making new loans.

We made 468 million dollars in new loans, but as you'll see in a future slide, it was not a constant growth rate.

94% of our loans were purchased from 3500 auto dealers throughout the western states that we have authorized and approved to sell us loans on automobiles they have sold.

The remaining 6% were made in our branch offices on a direct basis to borrowers, many of whom were referred to us by smaller auto dealers.

We specialize in borrowers who are not eligible for prime bank borrowing. These borrowers usually have had credit problems at some point in their history, often due to job loss, medical bills or divorce from which they have since recovered.

Most lenders are not set up to deal with the analysis and servicing required on these kind of loans. It is estimated that 50% of all used car shoppers do not qualify for prime financing offered by banks and auto manufacturing finance subsidiaries, thereby providing us with a large population to choose from. However, we are selective and in fact make a loan on less than one in five of the applications we receive.

(Slide 32)

You'll notice the seasonal pattern of lending here, with volume picking up in the spring, leveling off, turning down slightly in winter and then moving up in the next spring.

In 2001, however, after reaching a record level in March of 45 million dollars, volume began dropping as the recession set in, until it bottomed out at just over 30 million dollars in December.

Fortunately, Fireside's volume increased along with the rest of the industry in the first quarter of 2002 and set a new record of 47 million dollars.

(Slide 33)

In spite of the drop in volume in the last half of 2001, Fireside still set a new record in outstanding at the end of 2001 at 760 million, double the level ten years earlier.

(Slide 34)

The second dynamic I mentioned earlier is delinquency, which is generally an indicator of future charge off. After reaching record lows in March of 2001, delinquency rose as unemployment rose, particularly in our primary market of California.

Our delinquency reached a peak in December at over 10%, but has made a strong recovery in 2002 and currently is back to levels common prior to 2001.

(Slide 35)

As I mentioned earlier, we are staffed to handle the servicing required on non-prime loans.

This slide indicates how important collections and account servicing is to our business.

We have as many employees collecting accounts as we have lending. In fact, many of our lending officers, many of whom started as collectors, also collect when we have periods of high delinquency.

This large investment in servicing required keeps many potential competitors from expanding into our market.

(Slide 36)

Because increases in delinquency occur in every economic cycle, we are well prepared to deal with it and did so during 2001.

We increased collection staff in early 2001 as we saw unemployment. We also put more emphasis on eliminating as much early delinquency as possible, knowing that a certain number of our borrowers would soon become unemployed.

Next, as lending slowed and delinquency began rising in the third quarter, we diverted lending officers to collections.

Finally, after the September 11 disaster with the uncertainty in the economic markets, we added another level of reserves to our provision for losses, increasing the provision on new loans by 15%.

(Slide 37)

Finally, the third driver of our business--funding.

We do not lend any of our capital but keep an investment portfolio of government and agency securities at least equal to our capital.

At December 31 we had just under three-quarters of a billion dollars in deposits funding our loans outstanding.

These deposits, which are all FDIC insured, came from 3 sources. 70% of our deposits come from our 32 California branches--this was the only source of funds until recently.

20% of our deposits now come through three major investment brokers--Morgan Stanley, Merrill Lynch and Openheimer. These companies pass our CDs through to their customers who want fixed income vehicles in their investment mix.

The benefit to us from this arrangement is that servicing is much reduced since we are typically dealing with 2 to 5 million dollar deposits.

We are able to get funds quickly and at longer terms than our branches have been able to attract--usually five years--and the funds are virtually unable to be refunded early, as opposed to our branch CDs where only a penalty is charged.

The remaining 60 million dollars is distributed through a money desk in our home office, generally to credit unions throughout the year.

Finally, because until recently our average term was 18 months, 2/3 of our deposits turned over in 2001, generally at lower interest rates as interest rates dropped.

(Slide 38)

As an illustration of how much interest rates dropped in 2001, here are treasury rates at various terms on December 31, 2000, and the lower line indicates 2001 rates.

(Slide 39)

We typically offer rates one and a half percent above treasuries in the longer maturities, but with the significant drop in rates at the end of 2001, the spread over treasuries was only 1 percent. And we were able to borrow longer term funds at historically low rates.

(Slide 40)

Our average cost of funds in 2001 was not dramatically different than 2000 because we had not yet seen a significant effect on our portfolio. However, the March 2002 bar is an indication of how it will impact the average cost for 2002 as interest rates of new money replace CDs running off at higher rates.

(Slide 41)

In addition, we used the low rates on longer terms to lock in historically low cost of funds. This will stabilize our cost of funds when rates again increase.

You can see the sales of 5 year CDs increased the duration of our portfolio by almost 50% over the last two years at rates near 5% less than we've had to pay for 1 year certificates over the average cost of the last 10 years.

(Slide 42)

This illustrates our geographic expansion over the last few years as we have moved north and east from our base in California. Where we currently operate is colored in green. Where we find the markets too unsettled and have passed for the time being the red. And we've added our newest office in Kansas City, which will open in the third quarter.

The numbers indicate in billions the auto finance transactions each year on our type of borrowers.

(Slide 43)

The first quarter of 2002 has put us on a solid track for this year with increased revenues of just under 40 million, only slightly above 2001 due to the slowdown in lending at the end of 2001.

Dramatically reduced interest costs at 9 million dollars were down 20% due to lower CD rates, more than offsetting a slight increase in outstanding.

Our provision for losses is up 25%, reflecting higher levels of loan volume and the aforementioned increase in our reserving percentage.

And expenses are about equal.

This results in net income at 4.3 million dollars, up 20% for the same period in 2001.

(Slide 44)

Fireside's goals for the future are to continue providing a return on equity in excess of 15%, as we have over the last decade.

We want to continue growing our portfolio in the range of 6-8% per year as we also have for the last decade. Possibly increasing the portfolio as packages of loans become available from banks and others exiting the business. In March, for instance, we purchased 9 million dollars of loans from a small Northern California bank.

We want and expect the growth to come from our newer offices as opposed to buying deeper in our established markets. We target the type and quality of business we currently write.

(Slide 45)

Finally, we are prepared for growth.

We have a lending system tested over 50 years with consistent results through many economic cycles.

We have funding sources that are stable, constant and expandable.

We have over the last decade been able to generate capital in excess of regulatory requirements which, incidentally, are far in excess of business requirements.

We have the most experienced management at all levels in the very specialized business of non-prime lending.

(Slide 46)

That concludes my prepared remarks. Now I would like to introduce Don Southwell, President and Chief Operating Officer of Unitrin, who will discuss our insurance operations.

(Slide 47)


Thank you Fred for your review of our Consumer Finance operations and its solid performance in 2001. This morning I will provide an overview of our Insurance Operations.

I will also discuss financial results and some of our initiatives to improve profitability and position the Company for the future.

(Slide 48)

Several events shaped the property and casualty insurance industry in 2001. We are all too aware of the impact of terrorism. But last year was also notable for continued acceleration of loss cost trends and related deterioration of prior accident years loss reserves, increased costs from storms, emergence of new environmental claims such as toxic mold and the assertion of new legal theories for asbestos and other environmental claims. These events led to an $8 billion loss for the property and casualty industry--its first ever loss for a full year. Our property and casualty insurance operations were not immune, and posted their worst loss since the inception of Unitrin. We intend to do better and have been actively addressing the issues that affect our performance.

(Slide 49)

Our Property and Casualty Insurance Operations are comprised of several regional insurance carriers providing a variety of commercial and personal insurance products. We manage these businesses as three distinct business segments--Multi Lines Insurance, Specialty Lines Insurance and Unitrin Direct.

Multi Lines operates primarily in the southwestern, mid-western and western United States, with products consisting of preferred and standard risk automobile, homeowners, fire, commercial liability, workers compensation and other related insurance lines. Multi Lines' customers are primarily middle-income families and main-street businesses that are looking for the right combination of price, coverage, service and security.

Specialty Lines focuses on non-standard automobile, motorcycle, and personal watercraft. Non-standard automobile insurance is provided for individuals and companies that have had difficulty obtaining standard or preferred risk insurance, usually because of their driving experience.

More than 65% of our premiums come from personal lines insurance.

Multi and Specialty line products are marketed through experienced independent agents who look to Unitrin for products that are easy to understand, fairly priced and are supported by efficient service. Independent agents are the backbone of our Property and Casualty group. As active members of their communities, they understand and appreciate our customers' special needs.

Our Unitrin Direct segment focuses solely on personal automobile insurance. Unitrin Direct uses television, direct mail and the internet to attract customers. 2001 was its first year of actively marketing insurance.

(Slide 50)

Written premiums for our Multi Line group of companies amounted to $580 million last year, over 60 percent of the group's total premiums. Multi Lines' premium grew almost 3 percent primarily due to higher premium rates in both personal and commercial lines, partially offset by lower volume.

Specialty Lines had $348 million in written premiums in 2001. Specialty Lines' premium growth of almost 35 percent is primarily due to higher premium volume and higher premium rates.

Unitrin Direct recorded written premiums of $24 million in its first full year of operations, marketing insurance in Pennsylvania, Florida, Michigan and California.

(Slide 51)

A few weeks ago, we announced that we had agreed to acquire Kemper's personal lines insurance business. In 2001, Kemper wrote approximately $700 million of personal lines insurance. The vast majority of this business was comprised of automobile and homeowners insurance written by independent agents. Less than 10% of Kemper's personal lines premiums came from its internet operations.

The Kemper acquisition will give us a nationwide presence in the personal lines insurance business and is expected to make us the 22nd largest writer of personal lines insurance in the country.

(Slide 52)

The acquisition is governed by the terms of definitive agreements signed on April 19, 2002.

The purchase price is comprised of three pieces. The first piece is a cash component of approximately $45 million. The second piece is equal to 1% of written premiums over a three year period beginning January 1, 2003. The third piece adds an element of profit sharing to the price based on the performance of the business over the same three year period. Under accounting rules, we are required to expense the performance bonuses, if any, as incurred. This will dampen the profitability of the acquisition from our perspective in the first few years.

The acquisition is subject to regulatory approval and is expected to close sometime during the summer.

(Slide 53)

This next slide shows our premium distribution by state with and without the Kemper acquisition. As you can see, with the Kemper acquisition, New York will be become our third largest state and North Carolina will become our fifth largest state. Texas will still be our largest state, but it will now comprise about 1/5th of our premium rather than 1/3rd.

(Slide 54)

Now I would like to briefly review the performance of our property and casualty insurance operations in 2001 and the first quarter of this year. Then I'll review some of the initiatives we have put in place to improve profitability.

(Slide 55)

Earned Premiums increased by $161 million when compared to the same period in 2000.

Personal Lines premiums were up by $134 million and Commercial Lines by $27 million. Much of the increase came in our Specialty Lines insurance segment and was driven by higher volume and higher premium rates. We have been aggressively implementing rate increases in all of our product lines.

Our Property and Casualty operating results last year were unsatisfactory. We recorded a combined operating loss of $152 million in our three segments. This is $123 million worse than our $29 million operating loss for 2000. Results suffered mainly due to adverse development on prior period reserves, higher storms and higher large losses in 2001 compared to the same period in 2000. Unitrin Direct posted an Operating Loss of $23 million, but this was in line with our expectations. As a direct marketer, Unitrin Direct experiences higher up-front marketing expenses than traditional insurance carriers, but is expected to also have significantly lower expenses when policies renew.

Next I would like to review our Multi Lines Insurance segment and Specialty Lines Insurance segment in a little more depth.

(Slide 56)

This slide displays the Multi Lines Insurance earned premiums by major product lines. Personal lines premium makes up almost 49 percent of the 2001 total, compared to over 51 percent of the total in 2000. Additionally, while most lines are relatively flat, our Commercial Auto premium is up 27 percent from 2000.

(Slide 57)

The largest portion of the poor results in 2001 comes from our Multi Lines segment. The Operating Loss of $112 million in 2001 is $83 million worse than 2000. Both Personal and Commercial lines reported losses due primarily to increased storm losses, large losses and adverse loss reserve development.

During 2001, adverse loss reserve development from prior periods was $54.5 million, storms were $9.7 million higher and large losses, those estimated to be in excess of $100 thousand were $13.2 million higher.

All these loss factors contributed to our GAAP combined ratio-- the ratio of losses and expenses to earned premiums, which increased by more than 13 points.

The primary reason for these poor results remains inadequate premium rates. Rates are inadequate not only at our company, but also, throughout much of the P & C industry. This rate inadequacy is reflected in the non-storm loss ratio, which deteriorated by 12.5 points.

While our 2001 results don't reflect it, we continued to aggressively take rate increases. Market conditions that have driven rates down over the past few years have eased and the industry is seeking further rate increases. However, many of these increases are subject to regulatory approval. It generally has been easier to implement rate increases in commercial insurance lines than personal lines.

(Slide 58)

This slide displays the Specialty Lines Insurance earned premiums by major product lines. Personal lines premium makes up about 92 percent of the 2001 total, compared to almost 90 percent of the total in 2000. Personal Automobile premium is up 64 percent from 2000, driven by growth and higher premium rates.

(Slide 59)

Specialty Lines contributed $17 million of Operating Loss in 2001, compared to $6 million Operation Profit in 2000. The $23 million decrease in operating results was due primarily to increased losses, including storm losses and adverse loss reserve development.

During 2001, adverse loss reserve development from prior periods was $12.1 million worse than 2000, while storms were $5 million higher.

All these loss factors contributed to a 5 point deterioration in our GAAP combined ratio.

As with Multi Lines, the primary reason for these poor results remains inadequate premium rates. Therefore, we continued to aggressively take rate increases.

(Slide 60)

I would now like to take a look at the Property and Casualty Insurance Operations' results for the first quarter of 2002.

(Slide 61)

Earned premiums were $254 million, an increase of $42 million compared to the first quarter of 2001. This revenue increase is driven primarily by higher premium rates, but is also influenced by higher volume in non-standard auto.

Our operating loss was $14 million in the first quarter of 2002, compared to $5 million in the first quarter of last year. Multi Lines results deteriorated $10 million, going from an Operating Profit of $3 million in the first quarter of 2001 to an Operating Loss of $7 million in the first quarter of 2002. Specialty Lines posted an Operating Profit of $1 million in the first quarter of 2002, compared to an Operating Loss of $4 million for the same period in 2001.

Unitrin Direct posted an Operating Loss of $8 million. Due to the infancy of Unitrin Direct and the up-front marketing costs required, we expected a loss of this magnitude. However, during the first quarter of 2002, Unitrin Direct did not perform as expected on some of the key metrics. These metrics are indicative of operational success. We are reviewing the impact of recent developments on Unitrin Direct's business model.

(Slide 62)

Earned premiums in the Multi Lines Insurance segment increased $7 million in the first quarter of 2002 compared to the same period in 2001. Personal lines insurance fell $3 million as higher premium rates could not offset lower volume partially due to certain management actions. Commercial lines premiums increased $10 million due to higher premium rates partially offset by lower volume.

(Slide 63)

Multi Lines Insurance posted an Operating loss of $7 million in the first quarter of 2002 driven in most part by a higher non-storm loss ratio. While we expect to see improvement in our Multi Lines Insurance segment in 2002 compared to 2001, we believe that the segment may not reach profitability until 2003.

(Slide 64)

Specialty Lines personal automobile insurance accounted for $26 million of the segment's increase in earned premiums in the first quarter of 2002, compared to the same period in 2001 due to higher volume and higher premium rates.

(Slide 65)

Specialty Lines posted Operating Profit of $1 million in the first quarter of 2002 compared to an Operating Loss of $4 million in the same period in 2001. The loss ratio for Specialty Lines is beginning to benefit from the increase in premium rates and other underwriting actions taken by the company. This improvement was offset somewhat by adverse development of loss reserves for prior accident years. The improvement in the expense ratio is driven in large part by the higher premium volume.

(Slide 66)

Several factors are critical to our efforts to turn around this business. First and foremost is continued emphasis on rate increases. But we are also implementing numerous underwriting changes.

We must also continue to reduce our expense ratios. Technology improvements, including better utilization of the internet, will help us do this and at the same time improve service to our agents and insureds.

(Slide 67)

Now I would like to turn our attention to our Life and Health Insurance segment. I'll provide an overview of current operations, discuss financial results and review of some important developments.

(Slide 68)

Unitrin's Life and Health Insurance Group currently ranks among the 100 largest life insurance groups in the United States, with assets in excess of $3.6 billion and nearly 5 million policies in force. Products are distributed through career agent employees as well as independent contractor agents, who have chosen to exclusively represent Unitrin.

(Slide 69)

Our career agency companies, United Insurance Company of America, The Reliable Life Insurance Company and Union National Life, operate in 26 states and with $522 million premium represent more than 80% of the group's premium. Our 2,900 agents call on individuals in their homes, offering affordable life and health insurance products to an under-served market.

The average agent services $182 thousand in annual premiums.

(Slide 70)

As you can see from this list of products, we focus on basic needs. The life, accident, and health products are offered through United, Reliable and Union National. Property insurance is offered through United Casualty, Union National Fire, Capitol County and Old Reliable Casualty. Affordability and a high level of service are very important.

(Slide 71)

We believe that we have several sustainable competitive advantages.

First, we are a leader in the lower income segment of the market. Even as other competitors have withdrawn, we remain committed to expanding our presence.

Second, we have built larger agency and district sizes, which result in agency and field management compensation that allows us to attract and retain quality employees. We recognize that the foundation of our business is built on one-on-one relationships between agents and customers. We like to recruit our agents from the populations we serve and we are proud to offer them the opportunity to earn a steady income and build a rewarding career.

During the year, we continued to reorganize our career agency companies to capitalize on their shared strengths. Our Career Agency Insurance Services group, known as CAIS, handles underwriting, new policy issues and policyholder services in a single service center, providing more effective and efficient service to our agents and customers.

All agents use handheld computers in the field to make premium collection more efficient. Additionally, we began developing a system whereby agents can make daily deposits of premium collections directly with banks. This reduces the time consuming task of returning to the field office to turn in collected premiums.

Finally, in an industry that is increasingly characterized by impersonal service and complex products, we have an infrastructure designed to offer responsive service on a one-to-one basis. This infrastructure would be cost-prohibitive for a new competitor to create.

(Slide 72)

This slide summarizes the strategic direction of our career agency companies.

We hope to achieve top line growth and higher persistency rates through larger, more stable agencies. We put a major emphasis on retaining agents as wells as customers. This emphasis is beginning to produce results on our top line, as you will see later when I discuss quarterly results.

We are repricing our product portfolio to create a common portfolio across all our career agency companies and to market more supplemental products that have proven very attractive to our customers.

We will continue to reduce expenses by taking advantage of economies of scale. We took a very significant step in that direction with the recently established service group. In addition, we continue to make progress on implementing a shared, integrated information management platform for all our Career Agency companies.

(Slide 73)

Reserve National and NationalCare, whose associates are featured in our 2001 annual report, represent the remainder of the Life and Health Insurance Segment.

Reserve and NationalCare were founded in 1956. In September of 1998, Unitrin acquired both companies.

Reserve and NationalCare's exclusive independent agents distribute a range of products in 31 states, including such products as limited-benefit surgical plans, first-occurrence cancer and heart attack policies, as well as hospital expense plans and Medicare supplemental plans.

These products are designed to serve individuals, families, farmers, ranchers and small businesses in rural areas.

(Slide 74)

As with the Career Agency Companies, Reserve and NationalCare have developed several competitive advantages.

Of particular note is a direct response program used to provide agents with free leads to individuals that have already expressed an interest in a policy. This program generates solid leads that turn into sales and satisfied customers. This model has been developed into a prospering network that serves a client base of more than 145,000 policyholders.

Reserve and NationalCare offer a range of products that are competitively priced to a niche market, which is currently under-served. HMOs in particular have a difficult time serving those in rural areas.

Over the years, Reserve and NationalCare have made a commitment to their customers and sales force. A positive response to new products offered, an effective lead generation program and an equitable agent compensation package are all factors in the success of these companies.

Reserve has a corporate team of experienced staff that works together to help 20 regional sales offices and a network of field agents effectively serve clients. At the head of the corporate team are Roger Cole, president and Joe Cole, executive vice president, with more than 80 years of combined service in the insurance industry.

(Slide 75)

Let me conclude this morning's presentation by discussing the Life and Health Insurance Segment's financial results for 2001 and the first quarter of 2002.

(Slide 76)

Premiums in the Life and Health Insurance Group decreased by $42 million or 6.2% last year primarily due to the sale of The Pyramid Life Insurance Company.

Pyramid, a quality provider of specialty products, including Medicare supplement and long-term care insurance, no longer was a strategic fit with our other businesses.

Operating profit increased by $38 million or 56% primarily due to a pre-tax charge of $49 million in 2000 for the Company's estimate of the cost to ultimately settle certain litigation. Excluding this charge, operating profit decreased by $11 million. This decrease in operating profit was due primarily to higher benefits and expenses as a percent of premium in the life insurance business and lower net investment income, partially offset by improved results from property insurance sold by the Life and Health Insurance segment's career agents.

(Slide 77)

For the first quarter of 2002, premiums in the Life and Health Insurance segment increased by $3 million from the prior year. Life insurance premiums and property insurance premiums increased $800 thousand and $1 million, respectively due primarily to higher volume. Accident and health insurance premiums increased by $1.2 million due to higher rates, partially offset by lower volume.

Operating Profit in the Life and Health Insurance segment increased by $1 million, due primarily to lower benefits and expenses as a percent of premium for life insurance and improved results from property insurance sold by the Life & Health Insurance segment's career agents, partially offset by lower investment income.

(Slide 78)

That concludes my prepared remarks for this morning so I will turn the meeting back over to Dick Vie. Thank you Dick.

This management presentation contains forward-looking statements, which usually include words such as "believe(s)," "goal(s)," "target(s)," "estimate(s)," "anticipate(s)," "forecast(s)," "plan(s)" and similar expressions. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date of the Unitrin, Inc. 2002 Annual Shareholders' Meeting. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those contemplated in such statements. Such risks and uncertainties include, but are not limited to, changes in economic factors (such as interest rates, unemployment rates and stock market fluctuations), changes in competitive conditions (including availability of labor with required technical or other skills), the number and severity of insurance claims (including those associated with catastrophe losses), regulatory approval of certain insurance rates, license applications, business acquisitions and similar matters, the consummation of business acquisitions, governmental actions (including new laws or regulations or court decisions interpreting existing laws and regulations), and adverse judgments in litigation to which the Company or its subsidiaries are parties. No assurances can be given that the results contemplated in any forward-looking statements will be achieved. The Company assumes no obligation to release publicly any revisions to any forward-looking statements as a result of events or developments subsequent to the date of this management presentation.